FOR IMMEDIATE RELEASE:	July 21, 2005
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS SECOND QUARTER RESULTS

St. Paul, Minn. (7/21/05)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ending June 30, 2005.

Revenue for the second quarter was $3,108,000, down from revenue of $4,002,000 for the prior quarter and revenue of $9,107,000 for the second quarter of 2004. Net loss for the second quarter was $682,000, or ($.07) per share, compared to net loss for the prior quarter of $268,000, or ($.03) per share, and net income in the second quarter of 2004 of $2,003,000, or $.19 per diluted share.

“At the onset of the second quarter we were concerned that the market for semiconductor equipment, particularly for the test, assembly and packaging (TAP) segment, might remain unsettled and slow throughout the second quarter,” said Joseph C. Levesque, president and chief executive officer. “Our concerns proved to be correct as the market for TAP equipment remained contracted during the quarter and users continued to be very conservative in the timing and quantities of their equipment purchases. Equipment users also proved to be very creative in extending the life of some of their existing production equipment and have grown more efficient as they meet the increased customer demands for their semiconductor products. Nevertheless, our bookings to revenue ratio for the second quarter was positive. As we expected, the majority of our new orders during the quarter were for equipment designed for newer generation IC packages and wafer technologies where there is little or no excess inventory or production capacity.”

Mr. Levesque added, “We also continued to be aggressive with our new product development efforts and are pleased with the success we are experiencing in the introduction of our quad site 55V8 gravity feed test handler. As we reported earlier, during the first quarter we successfully completed a lengthy on site evaluation of our 55V8 test handler in a high volume southeast Asian production facility of a major U.S. integrated device manufacturer (IDM). This resulted in our receipt of multiple unit 55V8 test handler orders from that IDM in the second quarter. During the quarter we also received a follow-on 55V8 test handler order from a second major U.S. based IDM with production facilities in southeast Asia. We believe the throughput and technical advantages of our 55V8 test handler will enable us to gain market share from existing and well entrenched competitors as overall business conditions improve at both existing and potentially new customers.”

“Forecasts by industry analysts for both the semiconductor and semiconductor equipment industries continue to indicate that market conditions will improve in the second half of this year, particularly for the TAP segment of the equipment industry, and we continue to believe their analysis is reasonable,” Mr. Levesque continued. “However we do not believe we have adequate visibility at the current time to predict the timing or extent of the recovery or the impact on our second half revenues.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2004.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Net sales	$3,108	$9,107	$7,110	$15,248
Cost of goods sold	1,438	3,940	3,269	6,644

Gross profit	1,670	5,167	3,841	8,604

Gross profit percent	53.7%	56.7%	54.0%	56.4%

Operating expenses:
Selling, general and administrative	1,667	2,385	3,434	4,263
Research and development	720	889	1,417	1,735

Total operating expenses	2,387	3,274	4,851	5,998

Income (loss) from operations	(717)	1,893	(1,010)	2,606
Interest income (expense), net	35	14	60	24
Other income	—	127	—	127

Income (loss) before income taxes	(682)	2,034	(950)	2,757
Income tax expense	—	(31)	—	(41)

Net income (loss)	$(682)	$2,003	$(950)	$2,716

Income (loss) per common share:
Basic	$(0.07)	$0.21	$(0.10)	$0.28
Diluted	$(0.07)	$0.19	$(0.10)	$0.27

Weighted average common shares outstanding:
Basic	9,630	9,596	9,629	9,552
Diluted	9,630	10,311	9,629	10,137

Aetrium Incorporated
Consolidated
Balance Sheets
(In Thousands)

	June 30,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$5,140	$7,268
Accounts receivable, net	3,280	3,538
Inventories — operations	9,244	8,201
Inventories — shipped equipment subject to revenue deferral	375	293
Other current assets	189	175

Total current assets	18,228	19,475

Property and equipment, net	317	403

Identifiable intangible assets, net	567	879
Other assets	78	78

Total assets	$19,190	$20,835

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$33	$33
Trade accounts payable	1,345	1,571
Accrued liabilities	1,194	1,658

Total current liabilities	2,572	3,262

Long-term debt, less current portion	116	133

Shareholders’ equity	16,502	17,440

Total liabilities and shareholders’ equity	$19,190	$20,835